Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Xilio Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, units and warrants and to the incorporation by reference therein of our report dated March 23, 2026, with respect to the consolidated financial statements of Xilio Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Boston, Massachusetts
May 12, 2026